EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Icahn Enterprises L.P.'s Form 10-K for the year ended December 31, 2011 and the incorporation by reference in the Registration Statements (Form S-3 No. 333-158705 and Form S-4 No. 333-179109) of Icahn Enterprises L.P. of our reports dated February 28, 2012, with respect to the consolidated financial statements of Federal-Mogul Corporation, and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, all of which are included in Federal-Mogul Corporation's Annual Report on Form 10-K for the year ended December 31, 2011.

/s/Ernst & Young LLP

Detroit, Michigan
March 9, 2012